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                                PRINTWARE, INC.

                                  EXHIBIT 3
                           AMENDMENT TO THE BYLAWS


                                WRITTEN ACTION
                             IN LIEU OF A MEETING OF
                            THE BOARD OF DIRECTORS OF
                                 PRINTWARE, INC.

                           Effective as of July 27, 2000

     The undersigned, being all of the directors of Printware, Inc., a Minnesota corporation (the "Corporation"), acting pursuant to the Minnesota Business Corporation Act and the Corporation's Bylaws, do hereby adopt the following resolutions in writing in lieu of a meeting of the Board of Directors, effective as of the date first above written:

     WHEREAS, the Board of Directors desires to amend the Corporation's Bylaws to provide for procedures for the submission of shareholder proposals and director nominees.

     NOW, THEREFORE, BE IT RESOLVED, that the Corporation's Bylaws be, and they hereby are, amended to add a new Section 2.11 to read in its entirety as follows:

2.11 Properly Brought Business. At the regular meeting, the shareholders shall elect directors of the corporation and shall transact such other business as may properly come before them. To be properly brought before the meeting, business must be of a nature that is appropriate for consideration at a regular meeting and must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or
     (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before the regular meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation, not less than sixty (60) days nor more than ninety (90) days prior to a meeting date corresponding to the previous year's regular meeting. Each such notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the regular meeting (a) a brief description of the business desired to be brought before the regular meeting and the reasons for conducting such business at the regular meeting, (b) the name and address of record of the shareholders proposing such business, (c) the class or series (if any) and number of shares of the corporation which are owned by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at the regular meeting except in accordance with the procedures set forth in this Article; provided, however, that nothing in this Article shall be deemed to preclude discussion by any shareholder of any business properly brought before the regular meeting, in accordance with these Bylaws. The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of the holders of shares representing at least 70% of the outstanding shares of the common stock.
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     FURTHER RESOLVED, that the Corporation's Bylaws be, and they hereby are, amended to add a new Section 3.13 to read in its entirety as follows:

3.13 Nomination for Election. Subject to the rights of holders of any class or series of stock having a preference over the common shares as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not less than sixty (60) days nor more than ninety (90) days prior to a meeting date corresponding to the previous year's regular meeting. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of the holders of shares representing at least seventy percent (70%) of the outstanding shares of the common stock.

FURTHER RESOLVED, that the Corporation's officers be, and they hereby are, directed to include appropriate disclosure of the above referenced deadlines in the Corporation's next Quarterly Report on Form 10-QSB.
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     IN WITNESS WHEREOF, the undersigned have hereunto set their hands effective as of the date first above written.

/s/Gary S. Kohler                               /s/Andrew J. Redleaf
_________________________________               _____________________________
Gary S. Kohler                                  Andrew J. Redleaf

/s/Stanley Goldberg                             /s/Roger C. Lucas
_________________________________               _____________________________
Stanley Goldberg                                Roger C. Lucas

/s/Charles Bolger                               /s/Douglas M. Pihl
_________________________________               _____________________________
Charles Bolger                                  Douglas M. Pihl

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